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                                                                       EXHIBIT 5


                                [SP LETTERHEAD]

                              September 30, 1999



Saul Centers, Inc.
8401 Connecticut Avenue
Chevy Chase, MD  20815

               Re:       Form S-3 Registration Statement

Ladies and Gentlemen:

     We have acted as counsel for Saul Centers, Inc., a Maryland corporation (the "Company"), in connection with a Registration Statement on Form S-3 which is being filed by the Company under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement registers, on behalf of certain shareholders of the Company (the "Selling Shareholders"), 2,319,421 shares of the Company's common stock, par value $ 0.01 per share (the "Common Stock"), currently held by the Selling Shareholders (the "Shares) and 4,183,817 shares of Common Stock issuable to the Selling Shareholders upon conversion of units issued by Saul Holdings Limited Partnership (the "Conversion Shares").

     In such capacity, we have reviewed the charter and by-laws of the Company, the Registration Statement and the corporate action taken by the Company that provides for the issuance of the shares of Common Stock which are the subject of the Registration Statement.

     Based upon the foregoing, we are of the opinion that:

     1. The Shares to be offered by the Selling Shareholders pursuant to the Registration Statement have been duly authorized and validly issued, and are fully paid and non-assessable.

     2. The Conversion Shares to be offered by the Selling Shareholders pursuant to the Registration Statement have been duly authorized and, upon conversion of the units issued by Saul Holdings Limited Partnership into shares of Common Stock, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the prospectus which is a part of the Registration Statement.

     We are, in this opinion, opining only on the law of the State of Maryland and the federal law of the United States.

                                   Very truly yours,

                                   /s/ Shaw Pittman

                                   SHAW PITTMAN